EXHIBIT 99.1

INTEGRATED BIOPHARMA, INC.

NEWS RELEASE for April 26, 2005


Contact:    Michael Mason (investors)             Gregory Gould, CFO
            Allen & Caron Inc.                    Integrated BioPharma, Inc.
            212 691 8087                          888 319 6962
            michaelm@allencaron.com               ggould@paxispharma.com
            Brian Kennedy (media)
            brian@allencaron.com


            Integrated BioPharma Announces Senior Management Changes


HILLSIDE, N.J., April 26 -- Integrated BioPharma, Inc (Amex: INB - News) announced today the appointment of Mr. Gregory A. Gould as the Company's Chief Financial Officer and Senior Vice President. Mr. Eric Friedman, the former Chief Financial Officer, was appointed the Chief Executive Officer of INB's Agro subsidiary and Senior Vice President of Administration and Operations of INB.

"We are very pleased that Mr. Gould is joining INB," said E. Gerald Kay, CEO and Chairman of the Board. "Greg is a highly accomplished financial executive with expertise in the life sciences industry. He brings an outstanding knowledge of financial management, business development and strategic planning skills. We will also continue to benefit from Eric Friedman's experience with the Company by having him lead a rapidly growing new business for us."

Mr. Gould most recently served as Chief Financial Officer of Atrix Laboratories, Inc., a publicly traded specialty pharmaceutical company focused on advanced drug delivery. During his tenure with Atrix, he developed and implemented several strategic and financial business improvements, and oversaw the sale of Atrix to QLT, Inc., in November 2004. Before joining Atrix, Mr. Gould served as the Chief Financial Officer of Colorado MEDtech, Inc., a publicly traded high-tech medical device company. Prior to his time at Colorado MEDtech, Mr. Gould was with Arthur Andersen LLP.

Mr. Gould earned a B.S. in Business Administration from the University of Colorado, Boulder. He is a Certified Public Accountant.

About Integrated BioPharma Inc (INB)

INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, INB:Biotechnologies, Inc. is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology. INB's pharmaceutical


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subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.


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